Exhibit 10.11

TENAYA THERAPEUTICS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(as most recently amended January 1, 2026)

Tenaya Therapeutics, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.

1.
Effective Date; Restatement Date. This Policy originally became effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities (such date, the “Effective Date”), and has been amended and restated from time to time, including on May 20, 2025 (the “2025 Restatement Date”) and was most recently amended on January 1, 2026.
2.
Cash Compensation
2.1
Board Member Annual Cash Retainer. Effective January 1, 2026, each Outside Director will be paid an annual cash retainer of $40,000. There are no per‑meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
2.2
Additional Annual Cash Retainers. As of the Effective Date, each Outside Director who serves as the Chair of the Board, or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows:

Non-Executive Chair of the Board:	$30,000
Lead Independent Director:	$20,000
Audit Committee Chair:	$15,000
Audit Committee Member:	$7,500
Compensation Committee Chair:	$12,000
Compensation Committee Member:	$6,000

Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee Member:	$5,000
Science and Technology Committee Chair:	$12,000
Science and Technology Committee Member:	$6,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.

2.3
Payment Timing and Proration. Each annual cash retainer (a “Annual Cash Retainer”) under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For clarity, an Outside Director who has served as an Outside Director or as a member of an applicable committee (or chair thereof) from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
3.
Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy, subject to Section 5 hereof. All grants of Awards to Outside Directors pursuant to Sections 3.2 and 3.3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
3.1
No Discretion. No person will have any discretion to select which Outside Directors will be granted Annual Awards (as defined below) under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.4.4 and 10 below).
3.2
Initial Awards. Each individual who first becomes an Outside Director on or following the 2025 Restatement Date automatically will be granted an Option (an “Initial Award”) to purchase Shares with a grant date fair value as determined in accordance with U.S. generally accepted accounting principles (the “Grant Value”) equal to $320,000 (with any resulting fractional Share rounded down to the nearest whole Share), provided that, notwithstanding the foregoing, no more than 214,800 Shares may be subject to an Initial Award. The grant date of the Initial Award will be the first Trading Day on or after the date on which such individual first becomes an Outside Director (such first date as an Outside Director, the “Initial Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was an Employee-Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as to one thirty‑sixth (1/36th) of the Shares subject to the Initial Award on a monthly basis following the Initial Award’s grant date on the same day of the month as such grant date (or on the last day of the month, if there is no corresponding day in such month), subject to the Outside Director remaining a Service Provider through the applicable vesting date.
3.3
Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting” and such first Trading Day immediately following the Annual Meeting, the “Annual Award Date”) that occurs on or after the 2025 Restatement Date, (i) each Outside Director who, as of the date of such Annual Meeting (the “Current Meeting”) has been in continuous service as an Outside Director since the date of the most recently preceding Annual Meeting (the “Prior Meeting”), automatically will be granted an Option (the “Annual Award”) to purchase Shares with a Grant Value equal to $160,000 (with any resulting fractional Share rounded down to the nearest whole Share), and (ii) each Outside Director who, as of the date of the Current Meeting, has not been in continuous service as an Outside Director since the Prior Meeting, automatically will be granted a prorated Annual Award having a Grant Value equal to the product of (A) $160,000 multiplied by (B) a fraction, (x) the numerator of which is the number of full months (not to exceed 12) during which the individual served as an Outside Director between such individual’s Initial Start Date and the date of the Current Meeting, and (y) the denominator of which is 12 (with any resulting fractional Share rounded down to the nearest whole Share). Notwithstanding the foregoing, no more than 107,400 Shares may be subject to an Annual Award. The Annual Award will be scheduled to vest in full upon the first anniversary of the date of grant or, if earlier, the day immediately before the date of the next Annual Meeting that occurs after the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date. For the avoidance of doubt, for purposes of this Policy, a “full month” will have elapsed on each one-month anniversary of the Initial Start Date (e.g., if the Initial Start Date is September 15 of a given year, a full month will elapse on October 15 of such year and the next full month will elapse on November 15 of such year) or, if there is no monthly anniversary of the applicable date, on the last date of the applicable month (e.g., if the Initial Start Date is October 31 of a given year, a full month will elapse on November 30 of such year and the next full month will elapse on December 31 of such year).
3.4
Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows.
3.4.1
The term of each Initial Award and Annual Award will be ten (10) years, subject to earlier termination as provided in the Plan.
3.4.2
The per Share exercise price of each Initial Award and Annual Award will be equal to one hundred percent (100%) of the Fair Market Value per Share on such Award’s grant date.

3.4.3
Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee, as applicable, for use thereunder.
3.4.4
The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Initial Awards and Annual Awards granted pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.
4.
Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to the Change in Control, including any Initial Award and Annual Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.
5.
Annual Compensation Limit. No Outside Director may be granted, in any Fiscal Year, Awards with values (based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles), and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in any Fiscal Year, in the aggregate, exceed $500,000. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Registration Date, will be excluded for purposes of this Section 5.
6.
Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
7.
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of the shares of stock issuable pursuant to Awards that may be granted pursuant to Section 3 of this Policy.
8.
Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.

9.
Stockholder Approval. The initial adoption of this Policy was approved by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 10.
10.
Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.

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